Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 10) of our report dated March 28, 2022 with respect to the audited financial statements of Fortune Joy International Acquisition Corp. (“the Company”) as of December 31, 2021 and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from August 10, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 12, 2022